LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Compliance Statement

VIA: EMAIL

Asset Backed Funding Corporation 214 North Tryon Street Charlotte, North Carolina 28255	Litton Loan Servicing LP 4828 Loop Central Drive Houston, Texas 77081
Bank of America Legal Department 101 South Tryon Street, 30th Floor NC1-002-29-01 Charlotte, North Carolina 28255

Re:	C-BASS 2007-CB5 Trust
C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB5

Reference is made to the Pooling and Servicing Agreement, dated as of May 1, 2007 (the “Agreement”), among Asset Backed Funding Corporation, as depositor, Litton Loan Servicing LP, as servicer, Credit-Based Asset Servicing and Securitization LLC, as seller, and LaSalle Bank National Association, as trustee (the “Trustee”)

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: March 13, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President